           As filed with the Securities and Exchange Commission on June 30, 2000
                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               VIEWCAST.COM, INC.
                    (Exact Name as Specified in its Charter)

        DELAWARE                                         75-2528700
        --------                                         ----------
 (State of Incorporation)                     (IRS Employer Identification No.)

                        2665 Villa Creek Drive, Suite 200
                               Dallas, Texas 75234
                                 (972) 488-7200
   (Address, including zip code, and telephone number, including area code, of
                        Registrant's Executive Offices.)

                                   ----------

                                  George Platt
                             Chief Executive Officer
                        2665 Villa Creek Drive, Suite 200
                               Dallas, Texas 75234
                                 (972) 488-7200
            (Name, address and telephone number of agent for service)

                                   ----------

                                   COPIES TO:
                                Janice V. Sharry
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5000



Approximate date of proposed commencement of sale to public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

======================================================================================================================
Title of each class of                           Proposed maximum        Proposed maximum
securities to be          Amount to be           offering price per      aggregate offering     Amount of
registered                registered(1)          unit(2)                 price(2)               registration fee
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock, $.0001
par value                 1,334,454(3)(5)        $3.594                  $4,795,761             $1,266.08
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Redeemable Common Stock
Purchase Warrants
("Public Warrants")       140,000(4)             $4.50                   $630,000               $166.32
========================= ====================== ======================= ====================== ======================

-----------

(1) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers such additional shares of our common stock and Public Warrants as may become issuable pursuant to anti-dilution adjustments.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act.

(3) Includes (i) 2,500 shares currently issued and outstanding, (ii) up to 988,889 shares issuable upon conversion of our 7% Senior Convertible Debentures Due 2004, (iii) up to 89,000 shares issuable upon exercise of private warrants to purchase common stock, and (iv)(x) up to 131,565 shares issuable, upon exercise of Public Warrants registered under this registration statement, to Richard W. Hunt, William R. Hunt, Kenneth Spencer, and Damon D. Testaverde, as selling securityholders under this registration statement, such individuals being not included in the Registrant's registration statement on Form S-3 filed with the Commission, No. 333-77923 (the "Prior Registration"), and (y) up to 122,500 shares issuable to such selling securityholders under a private warrant.

(4) 18,795 shares of our common stock issuable upon exercise of these Public Warrants were registered under the Prior Registration for sale by Network 1 Financial Securities, Inc. ("Network 1") as a selling securityholder thereunder, and, therefore, are not included in this registration statement.

(5) 17,500 shares of our common stock issuable upon exercise of the private warrants held by Network 1 are included in the Prior Registration.


THE REGISTRANT WILL AMEND THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

[VIEWCAST.COM LOGO]

PROSPECTUS
                               VIEWCAST.COM, INC.

                     UP TO 1,334,454 SHARES OF COMMON STOCK

             UP TO 140,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

This prospectus relates to the sale from time to time by the selling securityholders described in this prospectus of (i) up to 1,334,454 shares of our common stock and (ii) up to 140,000 Redeemable Common Stock Purchase Warrants ("Public Warrants"). Up to 988,889 of the shares of common stock are issuable upon conversion of our 7% Senior Convertible Debentures Due 2004. Up to 89,000 of the shares are issuable upon exercise of a private warrant to purchase our common stock. We offered and sold the Debentures and issued the warrant in transactions completed on April 28, 2000, pursuant to Regulation S under the Securities Act of 1933. The Debentures are currently convertible. The private warrant becomes exercisable April 28, 2001. Up to 254,065 of the shares of common stock covered by this prospectus are shares issuable to certain of the selling securityholders upon exercise of certain of the Public Warrants included in this prospectus and upon exercise of private warrants. The balance of the shares of common stock covered by this prospectus, 2,500, are currently issued and outstanding shares.

Each Public Warrant entitles the holder to purchase 1.074 shares of our common stock at $4.50 per share, subject to adjustment under certain circumstances. The Public Warrants are exercisable at any time through 5:30 p.m. (New York Time) on February 3, 2002, unless we earlier redeem them. We may redeem all, but not less than all, of the Public Warrants, at any time, upon notice of not less than thirty (30) days, at a price of $.10 per Public Warrant, provided that the per share closing price or bid quotation of our common stock, as reported on NASDAQ, for any twenty trading days within a period of thirty consecutive trading days, ending on the fifth day prior to the day on which we give notice of redemption, has been at least 150% (currently $6.75, subject to adjustment) of the initial public offering price per share of our common stock (which was $4.50). The Public Warrants included in this prospectus are, as of the date of this prospectus, issuable upon exercise of certain private warrants. There are 2,598,848 Public Warrants currently issued and outstanding by our company.

The selling securityholders may offer and sell the shares of common stock and Public Warrants covered by this prospectus from time to time to purchasers directly or through underwriters, dealers or agents. The price at which such securities may be sold will be determined by market prices prevailing at the time of sale or at negotiated prices. We will not receive any of the proceeds from the sale of securities by the selling securityholders.


Our common stock and Public Warrants are traded on the NASDAQ SmallCap Market under the symbols "VCST" and "VCSTW." On June 29, 2000, the last reported sale price for our common stock and Public Warrants, as reported by NASDAQ, was $3.594 per share and $1.938 per Public Warrant.

See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of our common stock or our Public Warrants.

                                   ----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


June   , 2000

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any documents we file at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC web site at http://www.sec.gov.

         We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered in this prospectus. This prospectus is a part of that registration statement and does not contain all the information set forth in the registration statement. You may obtain further information with respect to our company and the securities offered by reviewing the registration statement and its exhibits.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC permits us to "incorporate by reference" certain information into this prospectus. This means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded or modified by other information that is set forth directly in this prospectus.

         The following documents that we have previously filed with the SEC are incorporated by reference into this prospectus:

         1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, as amended by Amendment No. 1 thereto on Form 10-KSB/A;

         2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

         3. Our Current Report on Form 8-K dated May 5, 2000;

         4. Our Proxy Statement dated June 30, 2000 for the annual meeting of our shareholders to be held August 4, 2000, as amended by Amendment No. 1 on
Schedule 14A filed June 29, 2000; and

         5. The description of our common stock and other securities under the heading "Description of Securities to be Registered" in our prospectus, dated May 23, 2000, included in another registration statement filed by us on Form S-3, registration no. 333-35662, as such description may hereafter be amended by any amendment or report filed for the purpose of updating such description.

         All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus and prior to the termination of the offering of the securities by the selling securityholders, shall be deemed to be incorporated by reference into this prospectus.

         If statements in this prospectus or in our filings listed in (1) through (5) above conflict or are modified or superseded by statements in documents incorporated by reference in this prospectus in the future, the statements in this prospectus and the filings listed in (1) through (5) above are modified or superseded by the statements in the future filings.

         We will provide you, at no cost, a copy of any or all of the documents incorporated by reference, upon your request, in writing or by telephone, to us at:

                      Laurie L. Latham, Chief Financial Officer
                      ViewCast.com, Inc.
                      2665 Villa Creek Drive, Suite 200
                      Dallas, Texas 75234
                      Telephone:  (972) 488-7200

         You should rely only on the information contained in this prospectus or that we have referred you to as being incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different.

                                 ABOUT VIEWCAST

The following information is a summary. It may not contain all the information that may be important to you. You should read the entire prospectus, including the "Risk Factors" on page 6, and the financial statements and notes to those statements and detailed information about our company, its business, operations, and management, included in the documents we incorporate by reference in this prospectus.

When we refer to our company in the prospectus, we mean to include all of ViewCast.com, Inc.'s wholly-owned subsidiaries, unless otherwise indicated.

OVERVIEW OF OUR BUSINESS.

         Our company enables video communication over the Internet and other networks through vertically integrated components, systems, and turnkey solution products and services. We are a leading global provider of enterprise-wide, digital video communication products and services for both real-time and on-demand applications. We provide innovative networked video solutions for both digital and analog video communication systems with our Osprey(R) video capture cards and codecs, ViewCast(R) Encoding and Streaming Video System and Viewpoint VBX(TM) System products.

         This year, we have added video content hosting services, and will provide professional services to meet the growing demand from public and private sector enterprises to add or extend video communications internally and externally. One of our hosting services, "YourVideoOnTheWeb(TM)," is a consumer product designed to allow home users and small businesses to add video content to their web sites.

         Our customers acquire our solutions and products to enhance communication and productivity, reduce costs and increase customer service within corporations, educational networks, healthcare facilities, financial institutions and government agencies, as well as between those entities, their customers, vendors and others with whom they may communicate. Our customers use our products to enable them to broadcast video over computer networks (streaming video), deliver video from web sites (on-demand streaming video), provide interactive video communication (video conferencing), and distribute video within a network. We market, install and support our products either directly or through arrangements with leading original equipment manufacturers, system integrators, leading resellers and application developers worldwide.

INDUSTRY BACKGROUND.

         Technology has merged with current business dynamics causing unprecedented potential for growth and revenue, an increased likelihood for confusion, and new challenges to compete and sustain position.

         Within this environment, we believe businesses will increasingly seek expert support to reduce confusion and to present solutions to their business challenges. We believe that video communication products and services will increasingly be used to meet these business challenges.

OUR SOLUTION.

       As a vertically integrated provider, we provide the following video and media solutions to our customers:

         o Technology -- Our technology provides us a competitive edge to differentiate our products from those of our competitors and increase our ability to develop customer driven applications.

         o Products and Applications -- Our products consist of video subsystems, such as capture cards and codecs for encoding, decoding and streaming, and video systems solutions for digital and analog video applications. We manufacture and distribute worldwide our Osprey(R) video capture cards and codecs, ViewCast(R) Streaming Video solutions and Viewpoint VBX(TM) Systems. YourVideoOnTheWeb(TM) is a consumer product used to encode video from a camcorder or VCR.

         o Expertise and Services -- Our comprehensive video expertise enables us to assist customers in identifying their communication needs and determine appropriate media mechanisms for their business requirements. Our professional service organization will complement our sales engineering and training organization by offering broader customer solutions and support services. A significant addition will be our video content hosting service.

OUR BUSINESS STRATEGY.

         Our objective is to be the world's premier supplier of products, services and solutions for networked video applications. Key elements of our strategy include:

         o extension of product offerings building on our leadership in the streaming video market;

         o  provision of video communication system and application solutions;

         o  establishment of content hosting services;

         o  provision of professional services;

         o  expansion of our strategic partnerships;

         o  expansion of sales, marketing, and channel development efforts; and

         o  development of worldwide brand recognition.

OUR PRODUCTS AND SERVICES.

         We currently provide and intend to expand the following product families:

         VIDEO SUBSYSTEMS                          VIDEO SYSTEM SOLUTIONS
         Osprey(R) video capture cards and codecs  ViewCast(R) Streaming Video
                                                   Viewpoint VBX(TM)

         We are in the process of establishing the following new services:

         PROFESSIONAL SERVICES                     CONTENT HOSTING SERVICES
                                                   Your Video On The Web(TM)
                                                   ViewCast Online(TM)

                                  -----------

CORPORATE INFORMATION.

         Our company is a Delaware corporation, formed in February 1994. Our principal executive offices are located at 2665 Villa Creek Drive, Suite 200, Dallas, Texas 75234. Our telephone number is (972) 488-7200, and our web site is located at http://www.viewcast.com. Information contained on our web site is not a part of this prospectus.

PATENTS AND TRADEMARKS.

         We hold a U.S. patent covering certain aspects of our compression codec. In addition, we own the following registered trademarks and have applied for trademark registration in the United States as indicated below:

              WorkFone(R)                           YourVideoOnTheWeb(TM)
              Osprey(R)                             Viewpoint VBX(TM)
              ViewCast(R)                           QVideo(TM)
              ViewpointPro(R)                       Mediapoint(TM)
              PersonalViewpoint(R)                  Conference Wizard(TM)
              Multimedia Access System(R)           Envista(TM)
              Call Wizard(R)                        Viewport(TM)
              Compressed Pocket Video (CPV)(R)
              SLIC-Video(R)

All other trademarks and trade names appearing in this prospectus are the property of their respective owners.

                                  RISK FACTORS

You should consider carefully the risk factors described below before deciding whether to buy our common stock or Public Warrants. The risks and uncertainties described below are not the only ones that we face. If any of these risk factors actually occur, our business could be adversely affected and the trading price of our common stock and Public Warrants could decline. As a result of those events, you could lose all or part of your investment. You should also refer to the other information contained or incorporated by reference in this prospectus in making your decision.

See also "Special Note Regarding Forward-Looking Statements."

WE HAVE SIGNIFICANT DEBT AND MAY NOT BE ABLE TO MEET OUR OBLIGATIONS.

         As of May 31, 2000, we owed $2,408,827 under a secured line of credit from which we can borrow up to $9,000,000 at an interest rate of 12%. Unless extended, any debt we owe under the line of credit will be due on October 22, 2000. The entity lending us the money is controlled by one of our directors and principal stockholders. On April 28, 2000, we issued and sold $4,450,000 principal amount of 7% Senior Convertible Debentures Due 2004 (the "Debentures"). See "Selling Securityholders". We may incur additional debt in the future to meet our working capital needs.

         The debt we owe may effect our company in important ways, including, but not limited to the following:

         o we may not be able to obtain additional or replacement financing for working capital, capital expenditures, acquisitions and general corporate purposes;

         o a significant portion of our cash flow from operations must be used to pay back the debt, which reduces the amount of cash we have available for other purposes;

         o we may be disadvantaged as compared to our competitors as a result of the significant amount of debt we now owe;

         o we may not be flexible to adjust to changing market conditions, competition and decreases in the market and demand for our products and services; and

         o our debt and the covenants in our loan documents could limit our ability to expand our business and take advantage of certain business opportunities.

         Our ability to pay the interest and principal on the secured line of credit and the Debentures depends on our future operating performance, which is affected by prevailing economic conditions, business activity levels, and other factors, some of which are beyond our control. If we are unable to pay our debt, we could be forced to pursue one or more alternative strategies such as selling assets, curtailing any plans for expansion, restructuring or refinancing our debt, or seeking additional equity or debt funding. We cannot assure you that any of these strategies could be effected on terms satisfactory to us, if at all.

OUR LIMITED REVENUE AND SIGNIFICANT LOSSES MAY CONTINUE FOR THE FORESEEABLE FUTURE.

         We have generated limited revenue and significant losses. For the years ended December 31, 1999 and 1998, respectively, we generated revenues of $7,270,080 and $8,027,948 and incurred losses of $8,473,674 and $9,366,693. We expect losses to continue for the foreseeable future. Our future revenues and profits or losses could be influenced by factors beyond our control such as technological changes and developments, downturns in the economy and decreases in the desktop video conferencing or personal computing industries or in targeted commercial markets. We may not be able to successfully implement our marketing strategy, generate significant revenues or become profitable.

         As of December 31, 1999, we had substantial net operating loss carry forwards for federal income tax purposes available to offset future taxable income. Under Section 382 of the Internal Revenue Code of 1986, as amended, the use of prior net operating loss carry forwards is limited after certain changes in ownership percentages of our company. If we become profitable, any significant limit on the use of our net operating loss carry forwards would increase our tax liability and reduce net income and available cash.

IF OUR PRODUCTS DO NOT KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGY AND EVOLVING INDUSTRY STANDARDS, WHICH ARE CHARACTERISTIC OF THE MARKET FOR OUR PRODUCTS, WE MAY BE ADVERSELY EFFECTED.

         The markets for our products are characterized by rapidly changing technology and evolving industry standards. These factors result in product obsolescence or short product life cycles. Our ability to compete will depend in large part on our ability to:

         o   successfully introduce new products in a timely manner;

         o   continually enhance and improve our systems and software products;

         o   maintain development capabilities;

         o anticipate or adapt to technological changes and advances in the video communication and personal computing industries; and

         o ensure our products continue to be compatible with evolving industry standards.

         If we are unable to successfully meet these challenges, we may have to discontinue sales of our products until we can modify or redesign them, which would decrease profits.

FLUCTUATIONS IN OPERATING RESULTS COULD CONTINUE IN THE FUTURE.

         Our operating results may vary from period to period as a result of:

         o   the length of our sales cycle;

         o   the purchasing patterns of potential customers;

         o   the timing of the introduction of new products;

         o software applications and product enhancements by us and our competitors;

         o   technological factors;

         o   variations in sales by distribution channels;

         o   the timing of stocking orders by resellers;

         o   competitive pricing; and

         o   generally nonrecurring system sales.

         Our sales order cycle ranges from one to eighteen months, depending on the customer. The period of time from when a purchase order is executed until we recognize revenue, may range from approximately one to four months. These factors may cause significant fluctuations in operating results from period to period.

WE NEED SIGNIFICANT CAPITAL TO OPERATE OUR BUSINESS AND MAY REQUIRE ADDITIONAL FINANCING. IF WE CANNOT OBTAIN SUCH ADDITIONAL FINANCING, WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.

         We need a significant amount of capital to design, develop and market our products. Our current level of funds may not be enough to fund operations and growth. We believe that we have sufficient cash, cash equivalents and marketable securities on hand to meet our operating working capital requirements for the next twelve months. During the remainder of 2000, we expect to significantly increase our sales, marketing and public relations efforts to promote both our new and existing product offerings. Depending on future business opportunities, product development, marketing requirements and sales performance, our plans may change or prove to be inaccurate. If we are unable to obtain additional financing, we may be required to curtail our activities. Additional financing may dilute the ownership of our existing stockholders. Such financing may include the issuance of convertible debt, convertible preferred stock or other equity or debt securities.

THERE ARE INHERENT RISKS AS WE CONTINUE TO DEVELOP OUR PRODUCTS, WHICH MAY HAVE MATERIALLY ADVERSE EFFECTS ON OUR OPERATIONS AND REVENUES.

         We are dependent on the successful introduction, market acceptance, manufacture and sale of new products that offer our customers additional features and enhance current systems at competitive prices. Our products are based on innovative technologies. As such, we face the risks inherent in the development of new products based on innovative technologies. The development of new products is subject to unanticipated delays, expenses, technical problems and cost overruns, any one of which could result in abandonment or substantial change in product commercialization. Our success in developing new products will be largely dependent upon, among other things, our products meeting targeted cost and performance objectives of large scale production, our ability to adapt our products to satisfy industry standards and the timely introduction of our products into the marketplace. There can be no assurance that, upon wide scale commercial introduction, our new products and software applications will satisfy current price or performance objectives, that unanticipated technical or other problems resulting in increased costs or material delays in introduction and commercialization will not occur, or that our current products and our future products will prove to be sufficiently reliable or durable under actual operating conditions or otherwise be commercially viable. Software and other technologies as complex as those incorporated into our systems may contain errors which become apparent subsequent to widespread commercial use. Remedying such errors could delay our plans and cause us to incur additional costs, having a materially adverse impact on us.

IF WE CANNOT SUCCESSFULLY MARKET ALL OF OUR PRODUCTS, LOSSES WILL CONTINUE OR INCREASE.

         Our ability to make profits depends on our successful marketing of our products. Some of the new products that we may develop may require greater marketing efforts and expense to successfully introduce and market those products. We may encounter the risks, expenses, delays, problems and difficulties frequently experienced when shifting from development to marketing of a product. Our products use software and other technologies which are complex and may contain errors which may become apparent upon widespread commercial use. If unanticipated expenses, problems or difficulties, technical or otherwise, prevent us from successfully marketing our products, we will continue to experience losses, perhaps at an increasing level.

WE MAY HAVE TO SPEND SUBSTANTIAL TIME AND EXPENSE MARKETING OUR PRODUCTS DUE TO THE LIMITED MARKET ACCEPTANCE OF VIDEO COMMUNICATIONS SYSTEMS.

         The higher cost and lower quality of video communications systems, compared to television broadcast, have limited the market acceptance of video communication systems. In order to successfully market our products, we may have to spend substantial money, time and effort to increase awareness of the benefits and distinctive characters of our products and generate demand.

IF WE CANNOT SUCCESSFULLY EXPAND OUR OPERATIONS, WE WILL CONTINUE TO INCUR SIGNIFICANT LOSSES.

         In order to successfully expand our operations we must have successful products, hire and retain skilled management, marketing, technical and other personnel, develop and maintain an effective sales organization, enter into satisfactory marketing arrangements, secure adequate sources of supply on a timely basis and on commercially reasonable terms and successfully manage growth (including monitoring operations, controlling costs and maintaining effective quality controls).

         We may also seek to expand our operations through acquisitions. It is possible that you may not have an opportunity to evaluate the specific merits or risks of any potential acquisition. If we cannot successfully increase our sales and operations or if we remain largely dependent on a limited customer base, we will continue to incur significant losses.

WE COULD EXPERIENCE INCREASED LOSSES DUE TO POTENTIAL CREDIT LOSSES.

         Most of our sales are made to customers on an open account basis with no collateral required. We perform ongoing credit evaluations of our customers and maintain reserves for potential credit losses. Although we have not had losses which have exceeded management's expectations, there is the potential that credit losses may exceed the amount reserved for such losses, which would harm our profitability and cause increased losses in the future.

THE EFFECT OF A RECENT ACCOUNTING PRONOUNCEMENT ON OUR REVENUES AND EARNINGS IS UNDER EVALUATION BY OUR MANAGEMENT.

         In June 1998, the Financial Accounting Standard Board issued Financial Accounting Standards ("FAS") 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for our company in our fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. FAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. We are currently evaluating what effect, if any, adoption of FAS 133 can be expected to have on our financial condition or results of operating.

OUR VIDEO COMMUNICATIONS INDUSTRY IS HIGHLY COMPETITIVE.

         The market for video communications systems and products is highly competitive. Our competitors are frequently introducing new products based on innovative technologies. We compete with numerous well-established manufacturers and suppliers of video conferencing, networking, telecommunications and multimedia equipment and products. Most of our competitors possess substantially greater financial, marketing, personnel and other resources than we do, have established reputations relating to product design, development, manufacture, marketing and service, and have significant budgets to permit them to implement extensive advertising and promotional campaigns to market new products in response to competitors. These factors may materially and adversely affect our competitive position.

         Some of our direct competitors are Zydacron, Inc., VCON, Ltd., Winnov, L.P., First Virtual Corporation, Picturetel Corporation, Video Network Communications, Inc., VTEL Corporation, Pinnacle Systems, Inc., Tandberg Inc., and Polycom, Inc. In addition, electronics manufacturers such as Intel Corp. and Cisco Systems, Inc. also actively compete for business in this market. Our ability to become profitable depends upon our success competing against or forming appropriate alliances with these competitors.

WE DEPEND ON THE EFFORTS OF THIRD PARTY RESELLERS, MANUFACTURERS AND SUPPLIERS. THESE RELATIONSHIPS MAY NOT CONTINUE.

         We use a network of resellers, consisting primarily of value-added resellers, systems integrators and original equipment manufacturers with established distribution channels to assist with the marketing of our products and installation and servicing of our systems. Our future profits or losses depend on our ability to maintain old relationships and develop new relationships with value-added resellers, systems integrators and original equipment manufacturers, and on their marketing efforts and installation and support services. A decline in the financial prospects of particular resellers or any of their customers, inadequate installation and support services by resellers or our inability to contract with additional resellers could damage our profitability or cause additional losses.

         We also depend on contract manufacturers to supply our products in limited quantities pursuant to purchase orders. Our products may not be able to be manufactured reliably on a large scale basis on commercially reasonable terms. We have been and will continue to be dependent on third parties for the supply and manufacture of all of our component and electronic parts, including standard and custom-designed components. We purchase components and electronic parts pursuant to purchase orders in the ordinary course of business and do not maintain supply agreements. We are substantially dependent on the ability of third-party manufacturers and suppliers to meet our design, performance and quality specifications. If our third-party manufacturers or suppliers cannot supply us with systems or parts within our timeframes or allocate the supply of certain high demand components, we could be unable to meet our delivery schedules and requirements on a timely and competitive basis, which would harm our operations.

WE ARE SUBJECT TO GOVERNMENT REGULATION WHICH COULD RESULT IN MATERIALLY ADVERSE BURDENS ON OUR COMPANY.

         We are subject to government regulations relating to electromagnetic radiation from our products. As we redesign or otherwise modify our products or complete the development of new products, we are required to comply with Federal Communications Commission regulations. There can be no assurance that all of our products will comply with such regulations. In addition, new legislation and regulations, and revisions to existing laws and regulations at the federal, state and local levels which affect the video communications industry may be proposed in the future. New or revised regulations could affect our operations, result in material capital expenditures, affect the marketability of our products and limit opportunities for us. Our foreign markets also require us to comply with different regulatory requirements.

         Our products may be subject to U.S. technology export controls. These export controls could delay introduction of new products or limit our ability to distribute outside of the U.S. Various countries may regulate the import of certain technologies contained in our products. Such export or import restrictions, new legislation or regulation or government enforcement of existing regulations could have a materially adverse effect on our business, operating results and financial condition. There can be no assurance that we will be able to comply with additional applicable laws and regulations without excessive cost or business interruption, if at all, and failure to comply could have a similarly material adverse effect.

WE HAVE A SMALL CUSTOMER BASE.

         We make a substantial portion of our sales to a small number of customers. A loss of one or more of these customers may result in lower revenues and increased losses.

OUR SUCCESS IS DEPENDENT ON OUR ABILITY TO RETAIN KEY PERSONNEL.

The development and management of our business and growth depends on the efforts of our key personnel. Key personnel include George C. Platt-President and Chief Executive Officer, Laurie L. Latham-Chief Financial Officer, Harry E. Bruner-Senior Vice President of Sales and Marketing, Frederick B. Cowen-Vice President-Controller, David T. Stoner-Vice President of Operations and Neal S. Page-Vice President and General Manager of Osprey. All key employees, with the exception of Mr. Platt, who has executed an 18-month employment contract, are "at-will" employees. Each "at will" employee may quit or be terminated at any time, for any reason or no reason. The loss of one or more of our key employees could materially and adversely affect us. Our future success also depends on our ability to effectively attract, retain, train and manage qualified operational, financial, technical, marketing, sales and other personnel.

OUR INABILITY TO PROTECT OUR PATENTS, TRADEMARKS AND PROPRIETARY INFORMATION COULD HARM OUR PROFITABILITY.

         We hold a U.S. patent covering certain aspects of our compression packet video codec. We have registered trademarks for the WorkFone(R), Osprey(R), ViewCast(R), Viewpoint Pro(R), Personal Viewpoint(R), Multimedia Access System(R), Call Wizard(R), Compressed Pocket Video (CPV)(R) and SLIC-Video(R) names and have applied for trademark registration for the YourVideoOnTheWeb(TM), Viewpoint VBX(TM), QVideo(TM), Mediapoint(TM), Conference Wizard(TM), Envista(TM), and Viewport(TM) names.

         If our current or future patents, trademarks or proprietary information cannot be adequately protected or if competitors develop similar or superior methods or products outside the protection of any patent issued to us, we will be adversely effected. If we infringe on the patents or the proprietary rights of others, we may be required to modify our product designs, change our product names, obtain a license for certain technology or become liable for damages, all of which could decrease our profits.

RECENT VOLATILITY ON THE NASDAQ COULD ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK AND PUBLIC WARRANTS.

         Publicly traded equity securities, including our common stock and Public Warrants, have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose securities are traded. The trading price of our common stock and Public Warrants is determined by the marketplace and may be influenced by many factors, other than investor perception of us, such as general industry and economic conditions. The trading price of our common stock and Public Warrants may continue to be subject to these volatile market conditions.

THE OWNERSHIP INTERESTS OF CURRENT STOCKHOLDERS COULD BE SIGNIFICANTLY DILUTED BY THE EXERCISE OF OUTSTANDING WARRANTS AND OPTIONS OR THE CONVERSION OF SERIES B PREFERRED STOCK OR THE DEBENTURES.

         As of May 31, 2000, there were outstanding stock options to purchase approximately 2,849,064 shares of common stock at exercise prices ranging from $1.7656 to $9.00 per share; redeemable warrants to purchase 4,097,859 common shares at $4.19 per share; non-redeemable warrants to purchase 1,074,468 common shares at exercise prices ranging from $3.00 to $6.30 per share; Series B Preferred Stock convertible into 2,606,896 common shares at $3.625 per share; and $4.45 million principal amount of Debentures convertible as of the date of this prospectus into 988,889 common shares at $4.50 per share. The percentage ownership of common stock of our stockholders will be diluted to the extent outstanding options and warrants are exercised and Series B Preferred Stock and Debentures are converted.

CERTAIN PROVISIONS OF OUR CHARTER AND DELAWARE LAW MAY HAVE ANTI-TAKEOVER
EFFECTS.

         Certain articles in our Certificate of Incorporation, as amended, and our ability to issue up to 5,000,000 shares of "blank check" preferred stock may discourage proposals by third parties to acquire a controlling interest in ViewCast. These factors could deprive stockholders of the opportunity to consider an offer to acquire their shares at a premium. Under certain conditions, Section 203 of the Delaware General Corporate Law would impose a three-year waiting period on certain business combinations between us and a stockholder owning 15% or more of our voting stock. The existence of these provisions and laws may depress the market price of our common stock and Public Warrants.

IF OUR COMMON STOCK OR PUBLIC WARRANTS ARE DELISTED FROM NASDAQ, INVESTORS MAY NOT BE ABLE TO SELL THEIR COMMON STOCK OR PUBLIC WARRANTS AT AN ACCEPTABLE PRICE OR AT ALL.

         Our common stock and Public Warrants are quoted on the NASDAQ SmallCap Market. In order to continue to be listed on NASDAQ, we must maintain, among other criteria,

         o $2,000,000 in net tangible assets, $35,000,000 market capitalization or $500,000 in net income for two of the prior three years;

         o  a public float of at least 500,000 shares;

         o  a market value of public float of at least $1 million;

         o  at least 300 shareholders;

         o  two market-makers; and

         o  a minimum bid price of $1.00 per share.

         Our failure to meet these maintenance criteria in the future may result in the delisting of our common stock and Public Warrants from NASDAQ. In the event that our common stock or Public Warrants were delisted, any trading in the common stock or Public Warrants would be conducted in the over-the-counter market, in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. As a result of such delisting, you could find it more difficult to sell, or to obtain accurate quotes for our common stock and Public Warrants.

NO DIVIDENDS HAVE BEEN PAID OR ARE EXPECTED TO BE PAID ON OUR COMMON STOCK.

         We have not paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. Certain of our debt agreements require the consent of the lender before we can pay dividends. We cannot assure you that if we decide to pay cash dividends on our common stock we will be able to obtain the necessary consents.

THE RELATIONSHIP OF THE REPRESENTATIVE OF THE UNDERWRITERS IN OUR INITIAL PUBLIC OFFERING TO TRADING IN OUR COMMON STOCK AND PUBLIC WARRANTS COULD IMPAIR THE LIQUIDITY AND MARKET PRICE OF OUR COMMON STOCK AND PUBLIC WARRANTS.

         Network 1 Financial Securities, Inc. ("Network 1") was the representative of the underwriters in our initial public offering and is a selling securityholder under the prospectus. See "Selling Securityholders". Network 1 has the right the right to act as our exclusive agent in connection with any future solicitation of Public Warrant holders to exercise their Public Warrants. Unless granted an exemption by the SEC from Regulation M under the Exchange Act, Network 1 will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to our securities during a period beginning five business days (or such other applicable periods as Regulation M may provide) prior to the commencement of any such solicitation and ending on the later of the termination of the solicitation activity or the termination (by waiver or otherwise) of any right Network 1 may have to receive a fee for the exercise of the Public Warrants following such solicitation. Additionally, as a selling securityholder, Network 1 will, during any sales by it under this prospectus of Public Warrants held by it, be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to our common stock and Public Warrants during a period beginning five business days prior to the commencement of any sales by Network 1 under this prospectus and ending on Network 1's completion of its sales under this prospectus. The limitation of Network 1 to continue to make a market in our securities during these periods could impair the liquidity and market price of our securities.

THE PUBLIC WARRANTS ARE REDEEMABLE AT A NOMINAL PRICE, AND A CALL FOR REDEMPTION COULD FORCE EXERCISE OF THE PUBLIC WARRANTS, WHICH COULD IMPAIR THE MARKET PRICE OF OUR COMMON STOCK.

         We may redeem all, but not less than all, of the Public Warrants, at any time, upon notice of not less than thirty (30) days, at a price of $.10 per Public Warrant, provided that the per share closing price or bid quotation of our common stock, as reported on NASDAQ, for any twenty trading days within a period of thirty consecutive trading days, ending on the fifth day prior to the day on which we give notice of redemption, has been at least 150% (currently $6.75, subject to adjustment) of the initial public offering price per share of our common stock (which was $4.50). Our redemption of the Public Warrants could force the holders to (1) exercise the Public Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, (2) sell the Public Warrants at the then current market price when they might otherwise wish to hold the Public Warrants, or (3) accept the redemption price, which is likely to be substantially less than the market value of the Public Warrants at the time of redemption. In the event of the exercise of a substantial number of Public Warrants within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of our common stock in the trading market could substantially affect the market price of the common stock.

THERE ARE LEGAL RESTRICTIONS ON SALES OF SHARES OF OUR COMMON STOCK UNDERLYING THE PUBLIC WARRANTS.

         The Public Warrants are not exercisable unless, at the time of the exercise, we have filed with the SEC a current prospectus covering the shares of common stock issuable upon exercise of the Public Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Public Warrants. Although we have agreed to keep a registration statement covering the shares of common stock issuable upon the exercise of the Public Warrants effective for the term of the Public Warrants, if we fail to do so for any reason, the Public Warrants may be deprived of value. Our common stock and the Public Warrants are separately transferable immediately upon issuance. Purchasers may buy Public Warrants in the after-market or may move to jurisdictions in which the shares underlying the Public Warrants are not registered or qualified during the period that the Public Warrants are exercisable. In this event, we would be unable to issue shares to those persons desiring to exercise their Public Warrants, and holders of Public Warrants would have no choice but to attempt to sell the Public Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference into this prospectus contain certain forward-looking statements. These statements relate to future events or future financial performance and involve known and unknown risks, uncertainties and factors that may cause our, or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include those listed under "Risk Factors" on page 6, or elsewhere in this prospectus, and include those contained in documents incorporated by reference containing the management discussion and analysis of our financial condition and results of operation and the description of our business and other matters pertaining to our company. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors including the factors outlined under "Risk Factors" set forth in this prospectus. These factors can cause our actual results to differ materially from any forward-looking statement. All forward-looking statements made in this prospectus are made as of the date of this prospectus, and all forward-looking statements set forth in any document incorporated by reference into this prospectus are made as of the date of filing of those documents with the SEC. We assume no obligation to update forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of our common stock or Public Warrants by the selling securityholders under this prospectus.

                         DESCRIPTION OF PUBLIC WARRANTS

         The following is a brief summary of certain provisions of the Public Warrants. This summary is not complete and is qualified in all respects by reference to the actual text of the Warrant Agreement (the "Warrant Agreement") between us and Continental Stock Transfer & Trust Company (the "Warrant Agent"). The Warrant Agreement is an exhibit to the registration statement of which this prospectus is a part. The Public Warrants covered by this prospectus are, as of the date of this prospectus, issuable upon exercise of certain private warrants. There are, as of the date of this prospectus, 2,598,848 Public Warrants currently issued and outstanding.

EXERCISE AND TERMS; EXPIRATION.

         Each Public Warrant entitles the registered holder to purchase, at any time prior to the earlier of redemption or the expiration date of the Warrant,
1.074 share of common stock at $4.50 per share subject to adjustment in accordance with the anti-dilution and other provisions. Public Warrants may be exercised, in whole or in part, by surrendering the certificate representing the Public Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. Fractional shares of our common stock will not be issued upon the exercise of Public Warrants. There is no relationship between the exercise price of the Public Warrants and any objective criteria of value. The exercise price of the Public Warrants should not be regarded as an indication of any future trading prices of shares of our common stock. Unless earlier redeemed, the Public Warrants expire at 5:30 p.m. (New York time) on February 3, 2002, at which time they are no longer exercisable.

ADJUSTMENTS.

         Upon the occurrence of certain events, the exercise price and the number of shares of our common stock purchasable upon the exercise of the Public Warrants are subject to certain anti-dilution adjustments. The events include stock dividends, stock splits, combinations or reclassification of our common stock and sale of shares of our common stock or other securities convertible into our common stock at a price below the exercise price of the Public Warrants.

         Additionally, in the event of:

         o   reclassification or exchange of our common stock,

         o consolidation or merger of our company with or into another corporation (other than a consolidation or merger in which we are the surviving corporation), and

         o   sale of all or substantially all of the assets of our company,

the Public Warrants are adjusted so that the holders have the right to receive on the exercise of the Public Warrants the kind and number of shares of stock or other securities or property receivable in any such event by a holder of the number of shares of our common stock issuable upon exercise of the Public Warrants immediately prior to such event.

REDEMPTION PROVISIONS.

         We may redeem all, but not less than all, of the Public Warrants, upon notice of not less than thirty days, at a price of $.10 per Public Warrant, provided that the per share closing price or bid quotation of our common stock as reported on NASDAQ, for any twenty trading days within a period of thirty consecutive trading days, ending on the fifth day prior to the day on which we give notice of redemption, has been at least 150% (currently $6.75, subject to adjustment) of the initial public offering price per share of our common stock (which was $4.50). The Public Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption in such notice. If any Public Warrant called for redemption is not exercised prior to that time, it ceases to be exercisable, and the holder will be entitled only to the redemption price.

TRANSFER, EXCHANGE AND EXERCISE.

         The Public Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their exercise, expiration or redemption. If a market for the Public Warrants exists, the holder may sell the Public Warrants instead of exercising them. There can be no assurance, however, that a market for the Public Warrants will continue. The Public Warrants are not exercisable unless, at the time of the exercise, we have a current prospectus covering the shares of common stock issuable upon exercise of the Public Warrants, and the shares have been registered, qualified or are exempt under the securities laws of the state of residence of the exercising holder of the Public Warrants. Although we have a current prospectus covering the shares, and we will use our best efforts to register or qualify all shares of our common stock issuable upon exercise of the Public Warrants on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Public Warrants, there can be assurance that we will be able to do so. The Public Warrants are separately transferable immediately upon issuance. Although the Public Warrants will not knowingly be sold to purchasers in jurisdictions in which the Public

Warrants are not registered or otherwise qualified for sale or exemption, purchasers may buy Public Warrants in the after-market in, or may move to jurisdictions in which Public Warrants and our common stock underlying the Public Warrants are not so registered or qualified or exempt. In this event, we would be unable lawfully to issue common stock to those persons desiring to exercise their Public Warrants (and the Public Warrants would not be exercisable by those persons) unless and until the Public Warrants and the underlying common stock are registered, or qualified for sale in jurisdictions in which such purchasers reside, or any exemption from registration or qualification exists in such jurisdiction.

WARRANTHOLDER NOT A STOCKHOLDER.

         The Public Warrants do not confer upon holders any voting, dividend or other rights as stockholders of our company.

MODIFICATION OF PUBLIC WARRANTS.

         We and the Warrant Agent may make such modifications to the Public Warrants as we deem necessary and desirable that do not adversely affect the interests of the warrantholders. We may, in our sole discretion, lower the exercise price of the Public Warrants for a period of not less than thirty (30) days on not less than thirty (30) days' prior written notice to the warrantholders and Network 1. The number of securities purchasable upon the exercise of any Public Warrant may not be modified without the consent of two-thirds of the warrantholders. No other modifications may be made to the Public Warrants without the consent of two-thirds of the warrantholders.

NETWORK 1 AS SOLICITATION AGENT FOR EXERCISE OF PUBLIC WARRANTS.

         Upon the exercise of any Public Warrants more than one year after the date of the prospectus for our initial public offering (February 1997), if the exercise was solicited by Network 1, and to the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay Network 1 a commission not to exceed five percent of the aggregate exercise price of the Public Warrants in connection with bona fide services provided by Network 1 relating to any warrant solicitation. In addition, the individual must designate the firm entitled to payment of the warrant solicitation fee. However, no compensation will be paid to Network 1 in connection with the exercise of the Public Warrants if (1) the market price of our common stock is lower than the exercise price, (2) the Public Warrants were held in a discretionary account, or (3) the Public Warrants are exercised in an unsolicited transaction. Unless granted an exemption by the SEC from Regulation M under the Exchange Act, Network 1 will be prohibited from engaging in any market-making activities with regard to our securities for the period from five business days (or other such applicable periods as Regulation M may provide) prior to any solicitation of the exercise of the Public Warrants until the later of the termination of the solicitation activity or the termination (by waiver or otherwise) of any right Network 1 may have to receive a fee for soliciting the exercise of the Public Warrants. Additionally, as a selling securityholder under this prospectus, Network 1 will, during any sales by it under this prospectus of Public Warrants held by it, be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to our common stock and Public Warrants during a period beginning five business days prior to the commencement of any sales by Network 1 of Public Warrants under this prospectus and ending on Network 1's completion of its sales under this prospectus. As a result, Network 1 may be unable to continue to provide a market for our securities during these certain periods. If Network 1 has engaged in any of the activities prohibited by Regulation M during the periods described above, Network 1 undertakes to waive unconditionally its right to receive a commission on the exercise of the Public Warrants.

                             SELLING SECURITYHOLDERS

AS TO THE SHARES OF OUR COMMON STOCK REGISTERED UNDER THIS PROSPECTUS, THE SELLING SECURITYHOLDERS ARE:

          o RP&C International (Guernsey) Limited ("RPC"), and the permitted assignees of RPC of the private warrant initially issued to RPC who exercise such warrants and become holders of the underlying shares of our common stock;

          o Holders of up to 988,889 shares of our common stock issuable as of the date of this prospectus upon conversion of our $4.45 million principal amount of 7% Senior Convertible Debentures Due 2004 (the "Debentures"); and

          o   Haynes and Boone, LLP, our legal counsel.

         o   Richard W. Hunt

         o   William R. Hunt

         o   Kenneth Spencer

         o   Damon D. Testaverde

AS TO THE PUBLIC WARRANTS REGISTERED UNDER THIS PROSPECTUS, THE SELLING SECURITYHOLDERS ARE:

         o   Network 1 Financial Securities, Inc. ("Network 1")

         o   Richard W. Hunt

         o   William R. Hunt

         o   Kenneth Spencer

         o   Damon D. Testaverde

         We issued and sold the Debentures pursuant to a Trust Indenture dated as of April 28, 2000, between our company and HSBC Bank USA, as Trustee. The Debentures were issued and sold in compliance with Regulation S under the Securities Act. The shares of our common stock to be sold under the prospectus that are issuable upon conversion of the Debentures will be issued to the holders of the Debentures as restricted securities under the Securities Act in compliance with Regulation S. The selling securityholders of these shares will either be holders of the converted Debentures or transferees of the shares issued upon conversion of the Debentures in transactions exempt from the registration provision of the Securities Act. Because the Debentures are in bearer form, we are unable to identify the holders. The names of these selling securityholders will not be known until the time of the sale.

         RPC and its permitted assignees are selling 89,000 shares of our common stock under this prospectus. These shares are issuable upon exercise of a warrant we issued to RPC as part of the compensation to affiliates of RPC as lead managers of our offering and sale of the Debentures (the "RPC Warrant"). RPC may assign the warrant, in whole or in part, to certain successors, affiliates, agents, stockholders, partners, and nominees, who may exercise the warrant and be a selling securityholder under this prospectus. The RPC Warrant becomes exercisable April 28, 2001. Affiliates of RPC were lead managers in 1997 of our offering and sale of $5.0 million principal amount of 8% Senior Convertible Notes due 2002.

         We issued 2,500 shares of our common stock to Haynes and Boone, LLP, at a purchase price of $6.00 per share, in partial payment of the legal fees we incurred for the services of Haynes and Boone, LLP, as our counsel in the offering and sale of the Debentures. Haynes and Boone, LLP was our legal counsel in our offering and sale in 1997 of $5.0 million principal amount of 8% Senior Convertible Notes due 2002 and has performed various other general legal services for us during the last three years.

         The Public Warrants registered under this prospectus are issuable, as of the date of this prospectus, upon exercise of private warrants ("Representative's Warrants") we issued and sold in February 1997 to Network 1. Network 1 was the representative of the underwriters for the initial public offering of our common stock in February 1997. We issued the Representative's Warrants to Network 1 as part of its compensation for its services as representative in our initial public offering. Richard W. Hunt, William R. Hunt, Kenneth Spencer, and Damon D. Testaverde are holders of certain of the Representative's Warrants, as transferees of Network 1. Each of these individuals were affiliates of Network 1 at the time of the transfer.

         Up to 254,065 shares of our common stock included in this prospectus are issuable to the following selling securityholders upon exercise of certain of the Representative's Warrants owned by such selling securityholders and upon exercise of certain of the Public Warrants covered by this prospectus:

                  Selling Securityholder                  Shares Issuable
                      Richard W. Hunt                          54,442

                      William R. Hunt                          54,442

                      Kenneth Spencer                          36,295

                    Damon D. Testaverde                       108,885

         The following table sets forth information known to us with respect to the beneficial ownership of each RPC, Haynes and Boone, LLP, Richard W. Hunt, William R. Hunt, Kenneth Spencer, and Damon D. Testaverde of our common stock, and of Network 1, Richard W. Hunt, William R. Hunt, Kenneth Spencer, and Damon
D. Testaverde, of our Public Warrants, before and after completion of the sale of the securities to be sold by him or it under this prospectus. The information included in the table as to these entities and individuals has been furnished to us by the entity or person related to the information for inclusion in this prospectus. The information is based upon the assumption that the selling securityholder does not sell any securities shown in the table as beneficially owned other than the securities to be sold under this prospectus and that the selling securityholder of Public Warrants either sells all of the Public Warrants, without exercising any of them, or exercises all of them and sells all of the underlying shares. We have determined beneficial ownership in accordance with the rules of the SEC. The number of shares of our common stock shown as beneficially owned includes shares underlying warrants currently exercisable or exercisable within 60 days of June 29, 2000. These shares are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage beneficial ownership. Because the 89,000 shares of our common stock to be sold by RPC under this prospectus are not issuable under the RPC Warrant until April 28, 2001, the 89,000 shares are not shown in the table as beneficially owned by RPC. The percentage beneficial ownership of each of the entities and individuals shown in the table of our shares of common stock or Public Warrants, as applicable, is less than 1%.


                                    Number of Securities                                    Number of Securities
                                     Beneficially Owned                                   Beneficially Owned After
        Name                             Before Sale           Securities to be Sold                Sale
----------------------          ---------------------------  -------------------------    -------------------------
  RP&C International
  (Guernsey) Limited            113,458 Shares(1)            89,000 Shares                113,458 Shares

 Haynes and Boone, LLP          2,500 Shares                 2,500 Shares                 0 Shares

  Network 1 Financial           17,500 Public Warrants       17,500 Public Warrants       0 Public Warrants
    Securities, Inc.

    Richard W. Hunt             26,250 Public Warrants       26,250 Public Warrants       0 Public Warrants
                                                             (or 28,192 Shares)
                                54,442 Shares(2)             and 26,250 Shares            0 Shares

    William R. Hunt             26,250 Public Warrants       26,250 Public Warrants       0 Public Warrants
                                                             (or 28,192 Shares)
                                54,442 Shares(2)             and 26,250 Shares            0 Shares

    Kenneth Spencer             17,500 Public Warrants       17,500 Public Warrants       0 Public Warrants
                                                             (or 18,795 Shares)
                                36,295 Shares(2)             and 17,500 Shares            0 Shares

  Damon D. Testaverde           52,500 Public Warrants       52,500 Public Warrants       0 Public Warrants
                                                             (or 56,385 Shares)
                                108,885 Shares(2)            and 52,500 Shares            0 Shares

----------

(1) Includes 59,888 shares directly owned and 53,570 shares issuable upon exercise of private warrants held by RPC.

(2) Represents shares issuable upon exercise of private warrants and the Public Warrants included in this prospectus owned by the selling security holder.


                              PLAN OF DISTRIBUTION

         The securities to be sold under this prospectus will be sold by the selling securityholders. We will not receive any proceeds from the sale of any of the securities. The securities may be sold from time to time by the selling securityholders, or by pledgees, donees, transferees, or other successors in interest to the selling securityholders. Such sales may be made on one or more exchanges or in the over-the-counter market, including the NASDAQ SmallCap Market or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The securities may be sold by one or more of the following:

         o a block trade, in which the broker or dealer will attempt to sell the shares of common stock or Public Warrants as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         o an exchange distribution in accordance with the rules of such exchange; and

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         In effecting sales by the selling securityholders, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling securityholders in amounts to be negotiated immediately prior to the sale. In addition, underwriters or agents may receive compensation in the form of discounts, concessions or commissions, from the selling securityholders or from purchasers of the securities sold by the selling securityholders for whom they may act as agents. Underwriters may sell shares of common stock or Public Warrants to or through dealers, who may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers as the purchaser's agents. The selling securityholders, underwriters, brokers, dealers, and agents that participate in the sale of the securities covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any discounts or commissions received by them from the selling securityholders and any profit on the resale of the shares of common stock or Public Warrants by them may be deemed to be underwriting discounts and commissions under the Securities Act. In addition, securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         At the time a particular offer and sale of securities under this prospectus is made, to the extent required, a supplement to this prospectus will be distributed, which will identify and set forth the aggregate amount of shares of common stock or Public Warrants being offered and sold and the terms of the offer and sale. The supplement will disclose, to the extent required:

         o the name of each selling securityholder and of the participating underwriter, broker, dealer, or agent;

         o the number of shares of common stock or Public Warrants to be offered and sold;

         o the price at which the shares of common stock or Public Warrants are to be sold;

         o any discounts, commissions and other compensation from the selling securityholders;

         o the commissions paid or discounts or concessions allowed or re-allowed or paid to brokers or dealers, where applicable, including the proposed selling price to the public; and

         o   any other facts material to the transaction.

         We have agreed to indemnify all selling securityholders, other than Haynes and Boone, LLP, and each person controlling a selling securityholder, other than Haynes and Boone, LLP, within the meaning of the Securities Act in certain circumstances against certain liabilities, including liabilities under the Securities Act.

         Selling securityholders and any other persons participating in the sale or distribution of the securities covered by this prospectus will be subject to the provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M to the extent applicable. Regulation M, with certain exceptions, precludes any selling securityholder or other person participating in the sale and distribution of the shares of common stock or Public Warrants from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The selling securityholders also must comply with the applicable prospectus delivery requirements under the Securities Act in connection with any sale of shares of common stock or Public Warrants under this prospectus.

         In order to comply with certain states' securities laws, if applicable, the shares of our common stock and Public Warrants offered under this prospectus will be sold only through registered or license brokers or dealers. In certain states, the shares or Public Warrants may not be sold unless the shares or Public Warrants have been registered or qualified for sale in such state, unless an exemption from registration and qualification is available and is obtained.

         We will bear all fees and expenses incurred in connection with the registration of the shares of our common stock and Public Warrants covered by this prospectus, including, without limitation, all registration and filing fees imposed by the SEC, NASDAQ, and Blue Sky Laws, printing expenses, transfer agents' and registrars' fees, and the fees and disbursements of our outside counsel and independent public accountants and a designated counsel to sellers of the shares of our common stock under this prospectus (excluding Haynes and Boone, LLP). The selling securityholders of our Public Warrants will pay the legal fees and expenses incurred by us in connection with the registration of the Public Warrants. Each selling securityholder under this prospectus will bear all underwriting discounts and commissions and transfer or other taxes applicable to his or its transaction.

         We filed the registration statement related to this prospectus pursuant to agreements between us and the selling securityholders in order to permit the sale of shares of common stock and Public Warrants pursuant to this prospectus. As to the shares issuable upon conversion of the Debentures and exercise of the RPC Warrant, we have agreed to use all commercially reasonable efforts to keep the registration statement continuously effective until (1) all of the Debentures have been fully converted, the RPC Warrant has been fully exercised and the shares covered by this prospectus have been sold or (2) the Debentures, the RPC Warrant and the shares issuable upon conversion or exercise thereof no longer constitute "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act.

                                  LEGAL MATTERS

         The validity of the securities to be offered and sold under this prospectus will be determined by Haynes and Boone, LLP. Haynes and Boone, LLP owns 2,500 shares of our common stock and is a selling securityholder as to those shares under this prospectus.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:


     SEC registration fee ............   $ 1,433
     Blue sky fees and expenses ......     2,000
     Accounting fees and expenses ....     5,000
     Legal fees and expenses .........    70,000
     Miscellaneous expenses ..........     1,567
                                         -------

              Total ..................   $80,000
                                         =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Seven of our Certificate of Incorporation, as amended, provides for the indemnification of directors, officers and other authorized representatives of the company to the maximum extent permitted by Section 145 of the Delaware General Corporation Law, as amended and supplemented. Section 145 empowers a company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the company or another enterprise if serving at the request of the company. Depending on the character of the proceeding, the company may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person being indemnified acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the company, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of the company has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred.

         Article Ten of our Certificate of Incorporation releases a director of the company from personal liability to the company or our stockholders for monetary damages for a breach of a fiduciary duty, to the extent permitted by Delaware law. Section 102 of the Delaware General Corporation Law limits our ability to eliminate this liability for a breach of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for an unlawful payment of a stock dividend or stock purchase under Delaware law, or for any transaction from which the director derived an improper personal benefit.

         We have entered into indemnification agreements with Ms. Laurie L. Latham and Messrs. H.T. Ardinger, Jr., Glenn A. Norem, Joseph W. Autem, George
C. Platt, David A. Dean, Frederick B. Cowen, David T. Stoner, Neal S. Page, Herbert Oakes, William D. Jobe, William E. Johnson, Joe C. Culp, Robert Sterling and Robert Bernardi which provide for the indemnification of said officers and directors (former directors in the case of Messrs. Jobe, Johnson, Culp, Sterling, Bernardi and Oakes and former officer and director in the case of Mr. Norem) to the fullest extent allowable under the laws of the State of Delaware.

ITEM 16.  EXHIBITS.

4(a)              Certificate of Incorporation of Registrant. (1)
4(b)              Amendment to Certificate of Incorporation of Registrant.(1)
4(c)              Restated Bylaws of Registrant as of March 27, 2000.*
4(d)              Form of Common Stock Certificate of Registrant. (1)
4(e)              Form of Representative's Warrant Agreement dated as of
                  February 4, 1997, between Registrant and Network 1 Financial
                  Securities, Inc. (1)
4(f)              Warrant Agreement dated as of February 4, 1997, between
                  Registrant and Continental Stock Transfer and Trust
                  Company. (1)
4(g)              Form of Public Warrant certificate. (1)
5(a)              Opinion of Haynes and Boone, LLP.*
23(a)             Consent of Ernst & Young LLP.*
23(b)             Consent of Haynes and Boone, LLP (included in Exhibit 5(a)).
24                Power of Attorney (see Signatures in Part II).*
99(a)             Warrant to Purchase Common Stock dated as of April 28, 2000, issued by Registrant to RPC International (Guernsey) Limited.*
99(b)             Registration Rights Agreement dated as of April 28, 2000,
                  between Registrant and HSBC Bank USA, as Trustee.*
99(c)             Trust Indenture dated as of April 28, 2000, between
                  Registration and HSBC Bank USA, as Trustee.*

----------

*Filed herewith.

(1) Incorporated by reference to the Exhibits filed as part of the Registration Statement on Form SB-2, No. 333-09935.

ITEM 17.  UNDERTAKINGS.

(a)   The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a) (3) of the Securities Act of 1933 (the "Securities Act"); (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

         (2) That for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on the 29th day of June, 2000.

                                               ViewCast.com, Inc.


                                               By:   /s/ LAURIE L. LATHAM
                                                  ------------------------------
                                                     Laurie L. Latham,
                                                     Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Each person whose signature appears below constitutes and appoints George C. Platt and Laurie L. Latham, or either of them, with full power to act alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

         SIGNATURE                          TITLE                                           DATE
         ---------                          -----                                           ----
/s/ H.T. ARDINGER JR.               Director and Chairman of the Board                  June 29, 2000
----------------------------
H.T. Ardinger Jr.

/s/ JOSEPH W. AUTEM                 Director                                            June 29, 2000
----------------------------
Joseph W. Autem

/s/ DAVID A. DEAN                   Director                                            June 29, 2000
----------------------------
David A. Dean

/s/ GEORGE C. PLATT                 Director, President and Chief Executive Officer     June 29, 2000
----------------------------        (Principal Executive Officer)
George C. Platt

/s/ LAURIE L. LATHAM                Chief Financial Officer                             June 29, 2000
----------------------------        (Principal Financial and Accounting Officer)
Laurie L. Latham

A-97987.10
                                INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
4(a)              Certificate of Incorporation of Registrant. (1)
4(b)              Amendment to Certificate of Incorporation of Registrant.(1)
4(c)              Restated Bylaws of Registrant as of March 27, 2000.*
4(d)              Form of Common Stock Certificate of Registrant. (1)
4(e)              Form of Representative's Warrant Agreement dated as of
                  February 4, 1997, between Registrant and Network 1 Financial
                  Securities, Inc. (1)
4(f)              Warrant Agreement dated as of February 4, 1997, between
                  Registrant and Continental Stock Transfer and Trust Company.
                  (1)
4(g)              Form of Public Warrant certificate. (1)
5(a)              Opinion of Haynes and Boone, LLP.*
23(a)             Consent of Ernst & Young LLP.*
23(b)             Consent of Haynes and Boone, LLP (included in Exhibit 5(a)).
24                Power of Attorney (see Signatures in Part II).*
99(a)             Warrant to Purchase Common Stock dated as of April 28, 2000, issued by Registrant to RPC International (Guernsey) Limited.*
99(b)             Registration Rights Agreement dated as of April 28, 2000,
                  between Registrant and HSBC Bank USA, as Trustee.*
99(c)             Trust Indenture dated as of April 28, 2000, between
                  Registration and HSBC Bank USA, as Trustee.*


----------

*Filed herewith.

(1) Incorporated by reference to the Exhibits filed as part of the Registration Statement on Form SB-2, No. 333-09935.